     EXHIBIT 99.1

     FOR IMMEDIATE RELEASE

SBS Technologies Albuquerque, NM (October 14, 2003) — SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced the results of its first quarter ended September 30, 2003. Highlights include:

•	Sales were $26.6 million.

•	Consolidation and closure of the Carlsbad, CA facility was completed.

•	Cash increased to $40.9 million, and SBS remains debt free.

•	Gross profit as a percentage of sales was 48.7%.

•	Total Company backlog was approximately $38.9 million, compared to $36.2 million as of June 30, 2003.

•	Book-to-bill ratio was 1.12 to 1.

•	9 Design Wins were reported.

Sales for the first quarter were $26.6 million, a decrease of 4.5%, compared to the $27.8 million in sales for last year’s first quarter. As stated in SBS’ press release dated October 6, 2003, first quarter sales were negatively impacted by approximately $2.0 million due to production issues associated with certain advanced technology systems. On a sequential basis, total Company sales decreased 10%, compared to the $29.5 million in sales for the quarter ended June 30, 2003.

As referenced in its press release dated August 12, 2003, the Company changed its operating segments to a geographic focus, Europe and the Americas, as a result of changes in management responsibility, the desire to enhance regional-based sales and service to European customers, and the acquisition of Avvida Systems. All sales and support to SBS’ European customers are now handled by SBS’ German operation, and the balance of sales and support are now handled by SBS’ United States and Canadian operations.

By segment, sales by the Americas Group were $20.3 million, a decrease of 18%, although sales by the Europe Group were $6.3 million, an increase of 109%, both compared to the first quarter of the previous fiscal year. The Europe Group’s first quarter sales includes an increase of approximately $900,000 of sales previously included in the Americas Group due to the transfer of sales and support for SBS’ European customers to SBS’ German operation. On a sequential basis, sales by the Americas Group and the Europe Group both declined by 10%. By end market, sales to commercial customers were $8.7 million, a decrease of 22%, sales to government customers were $13.1 million, an increase of 4%, and sales to communications customers were $4.8 million, an increase of 17%, all compared to the first quarter of last year. To align with current management responsibility, sales to a majority of SBS’ enterprise customers are reflected as commercial sales.

SBS incurred a net loss for the quarter ended September 30, 2003, of ($1.2) million or ($0.08) per common share — assuming dilution. Included in this quarter’s financial results, are pre-tax costs totaling approximately $2.1 million associated with the consolidation and closure of the Carlsbad, California facility. These costs negatively impacted quarterly earnings per common share — assuming dilution by approximately ($0.09) on an after tax basis. For the first quarter of the prior fiscal year, SBS incurred a loss before the cumulative effect of the change in accounting for goodwill, of ($183,000), or ($0.01) per common share — assuming dilution, and a net loss of ($6.2) million, or ($0.42) per common share — assuming dilution, including the cumulative effect of this change.

The financial results for the first quarter of the previous year include a transitional impairment charge of $6.1 million, net of tax, or ($0.41) per common share — assuming dilution, for the cumulative effect of the change in accounting for goodwill, resulting from SBS’ adoption of SFAS 142 effective July 1, 2002.

The total cash balance at the end of the first quarter was $40.9 million compared to $37.1 million at the end of the quarter ended June 30, 2003, and SBS remains debt free. For the first quarter ended September 30, 2003, cash increased approximately 10% or $3.7 million, with approximately $1.7 million of this increase resulting from income tax refunds of payments made in prior years.

Gross profit for the quarter as a percentage of sales was 48.7%, compared to 48.3% of sales for the first quarter of last year, and 50.2% for the preceding quarter. The decrease for this quarter in gross profit as a percentage of sales compared to the preceding quarter is primarily due to the change in sales mix as a result of a lower proportion of sales to SBS’ government customers which traditionally represent higher margin sales.

Total Company backlog as of September 30, 2003 was approximately $38.9 million, compared to $36.2 million as of June 30, 2003. The total Company book-to-bill ratio for the quarter was 1.12 to 1. Including the $2.0 million of delayed shipments in the first quarter’s sales, the total Company book-to-bill ratio would have been 1.04 to 1.

During the first quarter, SBS reported 9 Design Wins. Each reported Design Win represents an initial purchase order of a minimum of $100,000 and is forecasted to produce a minimum of $500,000 in sales annually when in production. By end market, the Design Wins include 6 in the government market, 2 in the commercial market, and 1 in the communications market. In addition, SBS released 8 new products during the quarter. One was a system-level solution, and 7 were new board products, including 2 new FPGA-based products.

“While we were disappointed by the failure to ship certain customer orders due to technical issues discussed in our press release of October 6, 2003, we believe that many elements of the first quarter bode well for our future,” said Clarence W. Peckham, CEO of SBS Technologies. “We continue to focus our business development efforts on obtaining new Design Wins since this is key to our future business growth. We also continue to invest in product development which supports the SBS strategy of increasing our intellectual property while providing an excellent portfolio of products and value to our customer base,” continued Peckham.

BUSINESS OUTLOOK
The following statements are based on current expectations and speak only as of the date of this release, October 14, 2003. These statements are forward-looking, and actual results may differ materially.

“As we look to the future, we are beginning to be encouraged by the external market environment, and our customers are starting to be more optimistic about business forecasts,” said Clarence W. Peckham, CEO of SBS Technologies.

“The new government fiscal year started October 1st and the defense funding levels for this year indicate a strong need for new systems and boards for upgrade activities as well as new program starts. We believe SBS is positioned to provide excellent products for this market,” added Peckham.

“In both the commercial and communications markets, there are signs of new activity. In the wireless market, there is an indication that some of the new services, such as next generation push-to-talk, are generating a lot of interest. This new activity will, in time, generate requirements for additional infrastructure in both wireless equipment and network monitoring — areas where SBS already has Design Wins. We continue to see new opportunities in the commercial market, from medical equipment to semiconductor manufacturing equipment.”

“At this time, we believe new Design Win opportunities will continue to increase, favorably impacting our bookings during the rest of fiscal year 2004. We expect sales for the quarter ending December 31, 2003 to be between $30 million and $31 million. During the December quarter, we will realize the first full quarter’s savings from the consolidation and closure of the Carlsbad, CA facility. The efficiencies from this consolidation will increase our earnings leverage going forward. We will continue to implement our strategy and continue to focus on revenue and earnings growth,” said Peckham.

CONFERENCE CALL INFORMATION
SBS will host a conference call to discuss further the results of the quarter at 4:45 p.m. Eastern Time, Tuesday, October 14, 2003. To access the call, dial toll-free (800) 988-9518, or international dial (610) 794-9308. The passcode for the conference call is “SBS.” The call will also be webcast live, and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com. An audio replay of the call may be accessed approximately one hour following the conclusion of the call by dialing (888) 562-3870 or international (402) 530-7623. There is no passcode for the audio replay. The replay will be available through November 7, 2003.

ABOUT SBS TECHNOLOGIES, INC.
SBS Technologies, Inc. (Nasdaq: SBSE), founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers (OEMs) to serve the commercial, communications, and government markets. SBS products are integrated into a variety of applications, including communications networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards, computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in five countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales and profitability, anticipated benefits from consolidation activities, and the continued development of SBS’ competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally affecting SBS’ customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS’ products; customer demand for and acceptance of SBS’ products which may affect both sales and margins; SBS’ ability to design, test and introduce new products on a timely basis; SBS’ technology capabilities; the financial condition of SBS’ customers; and the other risk factors listed from time to time in SBS’ Securities and Exchange Commission reports, including those listed under “Risk Factors” in SBS’ Annual Report on Form 10-K for the year ended June 30, 2003 filed with the SEC.

SBS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
Thousands (except per share amounts)
(Unaudited)

	Three months ended
	September 30,

	2003	2002

Sales	$26,577	27,833
Cost of sales	13,644	14,379

Gross profit	12,933	13,454
Selling, general and administrative expense	7,618	8,235
Research and development expense	4,811	4,714
Employee severance and consolidation costs	2,054	335
Amortization of intangible assets	548	584

Operating loss	(2,098)	(414)

Interest and other income, net	342	125
Foreign exchange losses	(75)	(22)

	267	103

Loss before income taxes and cumulative effect of change in accounting principle	(1,831)	(311)
Income tax benefit	(641)	(128)

Loss before cumulative effect of change in accounting principle	(1,190)	(183)
Cumulative effect of change in accounting principle (net of income tax benefit of $3,412)	—	(6,058)

Net loss	$(1,190)	(6,241)

Earnings per share data:
Net loss per share:
Loss before cumulative effect	$(0.08)	(0.01)
Cumulative effect of change in accounting principle	—	(0.41)

Net loss	$(0.08)	(0.42)

Net loss per share — assuming dilution:
Loss before cumulative effect	$(0.08)	(0.01)
Cumulative effect of change in accounting principle	—	(0.41)

Net loss	$(0.08)	(0.42)

SBS Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
Thousands (except share amounts)
(Unaudited)

	September 30,	June 30,
	2003	2003

Assets
Current assets:
Cash and cash equivalents	$40,858	37,130
Receivables, net	18,049	23,164
Inventories	18,417	16,816
Income tax receivable	4,112	4,830
Deferred income taxes	1,630	1,629
Prepaid expenses	1,531	1,661
Other current assets	369	431

Total current assets	84,966	85,661

Property and equipment, net	8,027	8,462
Goodwill, net	16,300	16,124
Intangible assets, net	6,341	6,906
Deferred income taxes	11,089	11,086
Other assets	363	371

Total assets	$127,086	128,610

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,456	3,990
Accrued representative commissions	796	688
Accrued compensation	3,398	4,595
Accrued severance and consolidation costs	1,401	224
Other current liabilities	2,342	2,977

Total current liabilities	11,393	12,474
Other long-term liabilities	24	29

Total liabilities	11,417	12,503

Stockholders’ equity:
Common stock, no par value; 200,000,000 shares authorized; 15,022,878 issued and outstanding at September 30, 2003, and 14,989,248 issued and outstanding at June 30, 2003	90,272	89,916
Unearned compensation	(9)	(37)
Accumulated other comprehensive income	625	257
Retained earnings	24,781	25,971

Total stockholders’ equity	115,669	116,107

Total liabilities and stockholders’ equity	$127,086	128,610

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Contact:	Jennifer D. Wade Investor Relations Tel. (505) 875-0600 Fax. (505) 875-0404 email: jwade@sbs.com